Exhibit 99.1

BIOHAVEN PHARMACEUTICALS REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS AND RECENT BUSINESS DEVELOPMENTS

February 25, 2020

–Prescription Drug User Fee Act (PDUFA) date for rimegepant Zydis® orally dissolving tablet (ODT) set for 1Q2020 and Company prepared for commercialization

–Company well-capitalized with $316.7 million in available cash at the end of 2019 and in addition to the cash on hand, $282.3 million in net proceeds was also raised in 1Q2020 to support the 1Q2020 launch for rimegepant in the acute treatment of migraine and continue development of pipeline

–Achieved positive topline results in pivotal Phase 2/3 study of vazegepant, first and only intranasal calcitonin gene-related peptide (CGRP) receptor antagonist in development for the acute treatment of migraine

–Topline results expected 1Q2020 in Phase 3 trial evaluating rimegepant in preventive migraine

–Topline results expected 2Q2020 in Phase 2/3 trial evaluating troriluzole in obsessive compulsive disorder

–Achieved strong progress across Biohaven's two other late-stage small molecule platforms:
◦In the glutamate modulation platform, successfully completed pre-planned futility analysis in mild-to-moderate Alzheimer's disease; also commenced enrollment in Phase 3 trial of troriluzole in Spinocerebellar Ataxia (SCA)
◦In the myeloperoxidase inhibition platform, announced that verdiperstat was selected as investigational therapy in ALS platform trial; also enrolled first patient in Phase 3 clinical trial of verdiperstat for Multiple System Atrophy (MSA)

NEW HAVEN, Connecticut, February 25, 2020 /PRNewswire/ -- Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN; the “Company”), a biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological and neuropsychiatric diseases, today reported financial results for the fourth quarter and year ended December 31, 2019, and provided a review of recent accomplishments and anticipated upcoming milestones.

"In 2019, we achieved significant progress across our entire large, late-stage portfolio of product candidates, led by the filing and acceptance of Biohaven's first new drug applications for rimegepant, and positive results from our pivotal Phase 3 trial of vazegepant," said Vlad Coric, M.D, Chief Executive Officer of Biohaven. "The Biohaven team continues to deliver on the R&D front with 2 additional pivotal trials expected to read out over the next few months. Additionally, we are eagerly preparing for a potential drug launch of rimegepant in the coming days." Dr. Coric added, "We have completed hiring our commercial leadership team, and have built a world class sales organization that can fully realize the potential of our entire pipeline—CGRP antagonism in migraine, glutamate modulation in neuropsychiatric disorders and myeloperoxidase inhibition in rare neurologic disorders.”

Full Year and Recent Business Highlights

Calcitonin Gene-Related Peptide (CGRP) Antagonist Programs – Milestones and Next Steps

Rimegepant Zydis® ODT PDUFA date set for 1Q2020 – In September 2019, Biohaven provided an update on pipeline progress, which included an update on the NDA filing acceptances and PDUFA date for rimegepant Zydis® ODT and updates on other commercial launch activities. The Company also provided an update on the mid-cycle and in December 2019 provided an update on the late-cycle communication received from the FDA regarding the rimegepant NDA review. At the time of these communications:
•No major safety concerns were identified; the Company does not anticipate the need for a Risk Evaluation and Mitigation Strategy (REMS).

•There were no plans for an Advisory Committee meeting.
•There were no specific issues requiring input from the Company.

Announced positive topline results from Phase 2/3 trial evaluating intranasal vazegepant for the acute treatment of migraine – In December 2019, the Company announced positive topline results from its randomized, dose ranging, placebo controlled, pivotal Phase 2/3 clinical trial evaluating the efficacy and tolerability of intranasal vazegepant 5, 10 and 20 mg versus placebo in 1,673 patients for the acute treatment of migraine. Vazegepant 10 and 20 mg was statistically superior to placebo on the co-primary endpoints of pain freedom and freedom from most bothersome symptom (MBS, photophobia, phonophobia or nausea) at 2 hours using a single dose. The benefits of vazegepant were durable and sustained without rescue medication through 48 hours (nominal p < 0.05), including: sustained pain freedom 2 to 24 hours (5, 10 and 20 mg); sustained pain freedom 2 to 48 hours (5, 10 and 20 mg); sustained pain relief 2 to 24 hours (5, 10 and 20 mg); and sustained pain relief 2 to 48 hours (5 and 10 mg).

Completed enrollment of pivotal Phase 3 trial of rimegepant for the preventive treatment of migraine – In August 2019, the Company announced that it completed enrollment in its pivotal Phase 3 preventative treatment of migraine trial with rimegepant. Given rimegepant's high affinity for the CGRP receptor and its relatively long half-life, the Company believes that rimegepant may possess unique "dual-therapy" action with a potential ability to provide acute treatment of migraine attacks and preventive effects. To the Company's knowledge, rimegepant is currently the only small molecule CGRP antagonist being developed for both the acute and preventive indications in the treatment of migraine. The Company expects to report topline data in the first quarter of 2020.

Presented expanded data from long term clinical study demonstrating clinically important benefits after oral treatment of rimegepant on migraine-specific disability and quality of life at the International Headache Conference – In September 2019, the Company presented expanded data and post-hoc analyses from its long term clinical study demonstrating clinically important benefits of rimegepant on migraine-specific disability and quality of life in late breaking oral and poster sessions at the International Headache Conference in Dublin, Ireland.
•Acute treatment of migraine with rimegepant, an oral CGRP receptor antagonist, decreased disability by approximately 41% as measured by the Migraine Disability Assessment (MIDAS) questionnaire.
•Rimegepant treatment also demonstrated clinically significant improvements in daily functioning and health-related quality of life as measured by the Migraine-Specific Quality of Life Scale (MSQoL).
•Rimegepant dosed up to once daily for the acute treatment of migraine reduced lost productivity time by approximately 50% over the one-year treatment period.

Published Phase 3 data in leading medical journals and presented expanded data at the AHS Annual Scientific Meeting – In July 2019, the Company presented sixteen scientific presentations (oral and poster) at the American Headache Society (AHS) Annual Scientific Meeting highlighting new efficacy and safety data for rimegepant; notably, Biohaven presented the following data:

•Interim results from the long-term, open-label safety study of rimegepant 75 mg in over 1,780 patients with a combined exposure of over 105,000 doses were presented for the first time at a scientific meeting.
•A pooled analysis of results from the three rimegepant Phase 3 trials looked at the efficacy of rimegepant in patients taking concurrent preventive medication and found rimegepant to be more effective than placebo for the acute treatment of migraine.
•A pooled analysis of results from the three rimegepant Phase 3 trials looked at the efficacy of rimegepant in patients with high migraine attack frequency (at least four attacks per month), a patient population that has previously been shown to be more difficult to treat, and found rimegepant was an effective acute treatment of migraine.
•The first clinical report evaluating the efficacy and safety of rimegepant for the acute treatment of migraine for breakthrough attacks in two patients concurrently receiving erenumab, a CGRP receptor binding monoclonal antibody, for preventive treatment of migraine was presented for the first time in a scientific meeting.

Announced expanded safety and preliminary preventive efficacy data from ongoing long-term safety study and presented case reports of using rimegepant to successfully treat breakthrough migraine attacks in patients taking preventive CGRP-targeting monoclonal antibodies – In May 2019, the Company announced expanded safety & efficacy data from an ongoing long-term safety study with rimegepant at the American Academy of Neurology Annual Meeting.

•The Company reported that rimegepant was well tolerated with long-term dosing up to one year in patients with migraine. At that point in time, 105,192 doses of rimegepant 75 mg were administered up to once daily to over 1,780 patients with migraine. Interim hepatic data were reviewed by an external independent panel of liver experts who concluded that there was no liver safety signal and compared to placebo arms of other migraine treatments, there was a very low incidence of overall elevations of liver laboratory abnormalities (1% incidence of serum ALT or AST > 3x the upper limit of normal (ULN) through the data analysis cut-off date).

For the first time, the Company also reported Study 201 safety & preliminary efficacy data from the 286 cohort of patients with a history of 4 to 14 moderate to severe migraine attacks per month, treated with rimegepant 75 mg every other day for up to 12 consecutive weeks. During the on-treatment period, no rimegepant-treated patients (N=281) experienced ALT or AST levels >3x the ULN. There were also no rimegepant-treated patients who experienced alkaline phosphatase or bilirubin >2x the ULN. With regard to efficacy, 48.4% of subjects in the scheduled dosing cohort experienced a ≥50% reduction in the frequency of monthly migraine days with moderate-to-severe pain intensity during the third month of treatment.

•The Company also presented the first clinical reports suggesting that oral rimegepant has the potential to be safe and consistently effective for the treatment of breakthrough migraine attacks in patients taking injectable CGRP-targeting monoclonal antibody preventive therapy.

Launched the "Demand More" migraine disease awareness campaign at the 2019 American Headache Society Annual Scientific Meeting – In July 2019, the Company announced the launch of the "Demand More" campaign based on research that suggests patients are not getting the relief they want and need from their current acute treatments. In surveys of patients with migraine, 56 percent of patients reported they still experienced migraine pain two hours post-treatment, and 54 percent of patients taking existing acute treatments reported inadequate pain relief at 24 hours. Approximately 48 percent of patients weren't satisfied with their ability to function after taking their current acute treatment. Approximately 67 percent of patients reported they delayed or avoided acute medications due to concerns about side effects. More information about the campaign can be found at: www.realrelieffrommigraine.com.

Announced Acceptance of IND Filing for Rimegepant in China – In January 2019, the Company, together with its wholly-owned Asia-Pacific subsidiary company BioShin, announced that the National Medical Products Administration (NMPA) had accepted its IND application for rimegepant, Biohaven's lead oral CGRP receptor antagonist product candidate, for the treatment of migraine. Rimegepant is the first small molecule, orally administered, CGRP receptor antagonist potentially being developed for both the acute and preventive treatment of migraine in China. Biohaven's wholly-owned Asia-Pacific subsidiary, BioShin, is developing and potentially commercializing Biohaven's late-stage product portfolio in China.

Glutamate Modulation Platform - Milestones and Next Steps

Verdiperstat receives may proceed letter from FDA for ALS – In January 2020, Biohaven announced that the FDA has notified its collaborators at the Sean M. Healey & AMG Center for Amyotrophic Lateral Sclerosis (ALS) at Massachusetts General Hospital (MGH) that they may proceed with clinical investigation of verdiperstat, Biohaven's novel myeloperoxidase (MPO) inhibitor, in ALS. This will be the second potentially registrational trial of verdiperstat in neurodegenerative disorders. Biohaven has already initiated a separate trial of verdiperstat in multiple system atrophy.

In September 2019, the Company announced that verdiperstat was selected as an investigational therapy in the first ALS platform trial, a program designed by the Sean M. Healey & AMG Center for ALS at MGH to help accelerate a path to new and effective ALS treatments. An independent advisory council selected verdiperstat for inclusion in the platform based on a thorough scientific and clinical review.

Successful completion of pre-planned futility analysis in mild-to-moderate Alzheimer's disease – In December 2019, the Company announced completion of a pre-planned futility analysis for the T2 Protect AD Study, an ongoing Phase 2/3 clinical trial of troriluzole in Alzheimer's disease led by the Alzheimer's Disease

Cooperative Study (ADCS) at the University of California San Diego School of Medicine. In order to pass the interim futility analysis, troriluzole had to demonstrate numerically greater benefit over placebo on at least one of the two pre-specified criteria at 26 weeks: either (i) cognitive function as measured by the ADAS-cog or (ii) hippocampal volume as assessed by magnetic resonance imaging. Biohaven announced that based upon the interim futility and safety analysis performed by the independent DMSB that the study would continue. The Company had previously reported completion of enrollment in the study, which includes over 700 patients, in November 2019. The Company anticipates reporting topline data from this trial around the end of 2020.

Troriluzole misses primary endpoint in GAD study – In February 2020, the Company reported negative topline results in its pivotal Phase 3 clinical trial assessing troriluzole in Generalized Anxiety Disorder (GAD). The eight-week trial randomized 402 adult patients equally at more than 45 centers in the United States. In this trial, troriluzole monotherapy at 100mg twice daily did not differentiate from placebo on the primary endpoint of the mean change from baseline on the Hamilton Anxiety Rating Scale (HAM-A) after eight weeks of treatment. The Company will not continue development of troriluzole as a monotherapy in GAD but continues to evaluate troriluzole in strategic indications where smaller trials have shown glutamate modulation may have an impact.

Commenced Enrollment in Phase 3 Clinical Trial of troriluzole in SCA – In March 2019, the Company announced enrollment commencement in a Phase 3 clinical trial assessing the efficacy and safety of troriluzole in SCA. The trial will randomize approximately 230 patients across two treatment arms, 200 mg of troriluzole versus placebo, and enrollment completion is anticipated in the second quarter of 2020. Based on findings from the previous Phase 2b/3 clinical trial, Biohaven enriched the trial with specific genotypes, extended the treatment period of the trial to one year, implemented the use of a modified SARA scale and increased the dose of troriluzole from 140 to 200 mg.

The Company also announced results from a post-hoc analysis of patients enrolled in the short-term randomization and long-term extension phase of Study BHV4157-201, an initial Phase 2b/3 randomized controlled trial of troriluzole in patients with SCA, compared to patients selected from a natural history cohort of SCA patients who were matched on multiple eligibility criteria. Based on analysis of covariance (ANCOVA) least square mean changes after one year were -0.34 points (representing numerical improvement with a 95% confidence interval of -0.94 to 0.26) for 81 troriluzole-treated patients versus +1.07 points (representing numerical decline with a 95% confidence interval of 0.56 to 1.58) for 112 natural history cohort patients (increasing score indicates worsening disease status). The LS Mean difference between cohorts was -1.41 points (95% confidence interval of -2.22 to -0.60) suggesting therapeutic benefits of troriluzole (p=0.0007). Patients in Study BHV4157-201 were treated with 140 mg of troriluzole administered daily for one year.

Myeloperoxidase Inhibition Platform - Milestones and Next Steps

Enrolled first patient in phase 3 clinical trial of verdiperstat for the treatment of multiple system atrophy – In July 2019, the Company announced that it enrolled the first patient in a Phase 3 clinical trial to evaluate the efficacy and safety of verdiperstat in subjects with MSA. The study will enroll subjects with MSA diagnosed using consensus clinical criteria and include both subtypes of MSA, MSA-Parkinsonism (MSA-P) and MSA-Cerebellar (MSA-C). Researchers will evaluate the efficacy of verdiperstat, compared to placebo, as measured by a change from baseline in a modified version of the Unified MSA Rating Scale (UMSARS) at Week 48.

In February 2019, the Company announced receipt of orphan drug designation from the FDA for verdiperstat. Verdiperstat completed Phase 1 clinical trials at doses up to 900mg twice a day and preliminary results from a Phase 2a trial in patients with MSA showed numerical improvements on the change from baseline Unified MSA Rating Scale. The Company had received notification from the FDA in January 2019 that it may proceed with its clinical investigation of verdiperstat. The FDA “May Proceed” Letter was received following Biohaven's reactivation of the IND application initially filed by AstraZeneca prior to licensing the compound to Biohaven.

Financing Activities & Corporate Updates

Raised Gross Proceeds of Approximately $287.5 million in secondary offering – In January 2020, Biohaven closed an underwritten public offering of 4,830,917 common shares at a price to the public of $51.75 per share and in February 2020, the underwriter exercised its option and purchased an additional 724,637 shares; gross proceeds from the offering were approximately $287.5 million, adding to cash as of December 31, 2019, of $316.7 million, excluding $1.0 million of restricted cash. The Company previously raised gross proceeds of approximately $322.6 million in a separate public offering that closed in June and July 2019.

Appointment of Michael T. Heffernan as Member of the Board of Directors – In January 2020, Biohaven announced appointment of Michael T. Heffernan as a director to fill the vacancy created by the resignation of Robert Repella. Mr. Heffernan has also been appointed as a member and the chair of the Compensation Committee of the Board and a member of the Nominating and Governance Committee of the Board. Mr. Heffernan is a seasoned biopharmaceutical leader with over 25 years of commercial experience and most recently served as Founder and CEO of Collegium (Nasdaq: COLL), and remains Chairman of its Board of Directors. Mr. Heffernan has been an advisor, investor and board member in a number of biopharmaceutical and healthcare services companies. His recent board memberships include: TyRx (sold to Medtronic), PreCision Dermatology (sold to Valeant), Ocata Therapeutics (sold to Astellas), and Veloxis (Sold to Asahi Kasei). He is also currently Chairman of the Board of Carisma Therapeutics and of Indalo Therapeutics and is a member of the board of Akebia Therapeutics (AKBA) and Trevi Therapeutics (TRVI).

Appointed William "BJ" Jones as Chief Commercial Officer, Migraine and Common Diseases – In April 2019, Biohaven announced the appointment of BJ Jones as Chief Commercial Officer, Migraine and Common Diseases. Mr. Jones oversees the commercial development of the Company's CGRP receptor antagonist platform portfolio and glutamate portfolio in AD, OCD, and GAD.

Secured Priority Review Voucher to Expedite Regulatory Review of Rimegepant Zydis ODT NDA – In March 2019, the Company announced the purchase of a FDA priority review voucher (PRV) to use with the NDA submission for rimegepant Zydis® ODT. The PRV entitles the holder to designate an NDA for priority review and provides for an expedited 6-month review.

Announced $125.0 million transaction with Royalty Pharma – The purchase of the PRV, and additional funding for general corporate uses, was funded by a sale of $125.0 million preferred shares to Royalty Pharma (RPI). Pursuant to the Company's agreement with RPI, Biohaven has the option to issue additional preferred shares to RPI for an aggregate amount of $75.0 million.

Upcoming Milestones:
Biohaven is progressing its product candidates through clinical and preclinical programs in a number of common and rare disorders. The Company expects to reach significant pipeline milestones with its CGRP receptor antagonists, glutamate modulators and myeloperoxidase inhibitors in 2020.

The Company expects to:
•Continue to advance the rimegepant Zydis® ODT (orally dissolving tablet) program towards commercialization for the acute treatment of migraine; PDUFA date set for first quarter of 2020.
•Report Phase 3 topline data for rimegepant in preventive treatment of migraine in the first quarter of 2020.
•Report Phase 2/3 topline data for troriluzole in OCD in the second quarter of 2020.
•Report Phase 2/3 topline data from ongoing trial evaluating troriluzole in Alzheimer’s disease around the end of 2020.
•Complete enrollment in Phase 3 trial of troriluzole in Spinocerebellar Ataxia in the second quarter of 2020.
•Continue enrolling patients in Phase 2 proof of concept trial evaluating the safety and efficacy of rimegepant in patients with treatment refractory trigeminal neuralgia.
•Continue enrolling patients in Phase 3 clinical trial for the treatment of MSA, a rare, rapidly progressive and fatal neuroinflammatory disease with no cure or effective treatments.
•Conduct ongoing non-clinical studies defined under the scientific research agreement with University of Connecticut to support the advancement of UC1MT, a therapeutic antibody targeting extracellular metallothionein.

Financial Results for the Year Ended December 31, 2019

Cash Position:  Cash as of December 31, 2019, was $316.7 million, excluding $1.0 million of restricted cash, compared to $264.2 million as of December 31, 2018. In addition, the Company received $282.8 million in net proceeds in the first quarter 2020 from our public offering of common shares.

Research and Development (R&D) Expenses: R&D expenses including one-time regulatory and license fees were $344.7 million for the year ended December 31, 2019 compared to $190.0 million for the year ended December 31, 2018. The increase of $154.7 million was primarily due to:
•one-time $105.0 million payment for a priority review voucher to expedite the FDA review of the Zydis ODT formulation of rimegepant in the second quarter of 2019;
•filing fees of $7.6 million related to our rimegepant NDA submissions to the FDA in the second quarter of 2019;
•expense for development milestone paid in the fourth quarter of 2019 to BMS of $7.5 million for rimegepant NDA submissions in the second quarter of 2019;
•increases in costs for the rimegepant commercial drug supply and product validation batches of $12.7 million in 2019;
•increases in direct costs of $24.6 million for our troriluzole program, which include increases for our GAD, OCD, and Alzheimer’s Disease trials;
•increases in direct costs of $33.6 million for our vazegepant program, including expenses for development milestones payable to BMS of $10.0 million in 2019;
•increase of $6.2 million for our preclinical research programs mainly due to a $5.6 million non-cash research and development expense due to the issuance of common shares in the second quarter of 2019 relating to the collaborative discovery program with FCCDC; and
•increases in personnel costs of $25.8 million resulting from an increase of $17.9 million in non-cash share-based compensation in 2019 as a result of additional share-based compensation awards and hiring additional research and development personnel.
The increase in R&D expenses was partially offset by the $50.0 million one-time upfront payment to BMS in the year ended December 31, 2018.
General and Administrative (G&A) Expenses:  G&A expenses were $134.4 million for the year ended December 31, 2019, compared to $34.6 million for the year ended December 31, 2018. The increase of $99.8 million was primarily due to preparation for rimegepant commercialization activities, including increases in personnel-related costs, including non-cash share-based compensation, due to the hiring of additional personnel, and professional and consulting fees supporting the potential commercial launch of rimegepant. Non-cash share-based compensation expense was $28.7 million for the year ended December 31, 2019, an increase of $20.1 million as compared to the same period in 2018.

Net Loss:  The Company reported a net loss attributable to common shareholders for the year ended December 31, 2019 of $528.8 million, or $10.91 per share, compared to $240.9 million, or $6.15 per share for the same period in 2018.

About Biohaven
Biohaven is a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases, including rare disorders. Biohaven has combined internal development and research with intellectual property licensed from companies and institutions including Bristol-Myers Squibb Company, AstraZeneca AB, Yale University, Catalent, Rutgers, and ALS Biopharma LLC. Currently, Biohaven's lead development programs include multiple compounds across its CGRP receptor antagonist, glutamate modulation and myeloperoxidase inhibition platforms. More information about Biohaven is available at www.biohavenpharma.com.

Catalent is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 85 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Zydis is a registered trademark of Catalent. For more information, visit www.catalent.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of the Company's management. All statements, other than statements of historical facts, included in this press release regarding the Company's business and product candidate plans and objectives are forward-looking statements. Forward-looking statements include those related to: the expected timing, commencement and outcomes of the Company's planned and ongoing clinical trials, the timing of planned interactions and filings with the FDA, the timing and outcome of expected regulatory filings, including the need for any REMS or Advisory Committee meetings, the potential commercialization of the Company's product candidates, the potential for the Company's product candidates to be first in class or best in class therapies and the effectiveness and safety of the Company's product candidates. The use of certain words, including "believe", "continue", "may", "on track", "expects" and "will" and similar expressions, are intended to identify forward-looking statements. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by our forward-looking statements. Additional important factors to be considered in connection with forward-looking statements are described in the "Risk Factors" section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2019 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the Securities and Exchange Commission on November 1, 2019. The forward-looking statements are made as of this date and the Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Operating expenses:
Research and development	$66,019	$37,958	$344,673	$189,951
General and administrative	68,970	10,108	134,449	34,603
Total operating expenses	134,989	48,066	479,122	224,554
Loss from operations	(134,989)	(48,066)	(479,122)	(224,554)
Other income (expense):
Non-cash interest expense on mandatorily redeemable preferred shares	(4,378)	—	(12,711)	—
Non-cash interest expense on liability related to sale of future royalties	(7,308)	(5,592)	(26,580)	(11,726)
Change in fair value of warrant liability	—	—	—	(1,182)
Change in fair value of derivative liability	(895)	—	(3,875)	—
Loss from equity method investment	(1,768)	(742)	(6,076)	(2,808)
Other	3	(156)	(22)	(185)
Total other expense, net	(14,346)	(6,490)	(49,264)	(15,901)
Loss before provision for income taxes	(149,335)	(54,556)	(528,386)	(240,455)
Provision for income taxes	(71)	194	419	467
Net loss and comprehensive loss	$(149,264)	$(54,750)	$(528,805)	$(240,922)
Net loss per share — basic and diluted	$(2.85)	$(1.34)	$(10.91)	$(6.15)
Weighted average common shares outstanding—basic and diluted	52,285,999	40,938,709	48,489,890	39,188,458

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash	$316,727	$264,249
Prepaid expenses and other current assets	11,554	8,090
Total current assets	328,281	272,339
Property and equipment, net	8,152	6,248
Equity method investment	5,338	11,414
Other assets	2,493	11
Total assets	344,264	290,012
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	14,071	10,752
Accrued expenses	52,102	8,782
Total current liabilities	66,173	19,534
Liability related to sale of future royalties, net	144,111	117,515
Mandatorily redeemable preferred shares, net	103,646	—
Derivative liability	37,690	—
Other long-term liabilities	68	2,043
Total liabilities	351,688	139,092
Total shareholders’ equity	(7,424)	150,920
Total liabilities and shareholders’ equity	$344,264	$290,012

For further information, contact Dr. Vlad Coric, Chief Executive Officer, at Vlad.Coric@biohavenpharma.com